UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2023

Vaxcyte, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	01-39323	46-4233385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 Industrial Road
Suite 300 San Carlos, California	94070
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650 837-0111

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PCVX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 1, 2023, Vaxcyte, Inc. (the “Company”) entered into an assignment and assumption of lease agreement (the “Assignment Agreement”) with Codexis, Inc. (the “Assignor”) for the purposes of expanding the Company’s headquarters located at 825 Industrial Road in San Carlos, California (the “Building”). Under the Assignment Agreement, the Company shall assume all of Assignor’s rights, title and interest as “Tenant” under that certain lease agreement dated January 29, 2021 (the “Lease”) by and between Assignor and ARE-San Francisco No. 63, LLC (the “Landlord”) covering approximately 36,593 rentable square feet of the Building (the “Premises”). The Landlord has consented to the assignment and assumption of the Lease.

The term of the Lease commenced on November 30, 2021 (the “Commencement Date”) and will expire November 30, 2031 (the “Term”) unless earlier terminated.

Under the Lease, the base rent is abated for three full calendar months after the Effective Date of the Assignment Agreement (the “Abatement Period”). The “Effective Date” of the Assignment Agreement is triggered by the completion of various obligations of the parties which are customary for lease transactions of this nature, and is expected to be on or about October 1, 2023. Following the expiration of the Abatement Period, the Company will pay a monthly base rent for the Premises at an initial monthly rate of $5.85 per rentable square foot increasing by 3% per year on each annual anniversary of the Commencement Date for the Term of the Lease. The Company shall not have any right to expand the Premises or extend the Term of the Lease; provided, however, the Company may extend the Term of the Lease for a period of five years so long as (i) the Landlord consents to the assignment of such extension right pursuant to the Landlord’s consent; and (ii) the Landlord agrees that Assignor shall be released from all liability and obligations under the Lease during said extension term.

Throughout the term of the Lease, the Company is responsible for paying certain costs and expenses, in addition to the rent, as specified in the Lease, including maintenance costs, taxes and operating expenses. The Lease includes various covenants, indemnities, defaults, termination rights and other provisions customary for lease transactions of this nature. The Company will provide the Landlord a security deposit in the amount of a $220,655.79 letter of credit to secure the performance of the Company’s obligations under the Lease.

As reported by the Company on Form 8-K filed on January 25, 2021, the Company previously entered into a separate lease agreement with the Landlord (the “Original Lease”) for the purpose of establishing the Company’s new corporate headquarters at the Building. Under the Original Lease, the Company leases 77,734 rentable square feet of the Building. The Company has entered into this Assignment Agreement for purposes of expanding its headquarters at the Building.

The foregoing is a summary description of certain terms of the Lease and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Assignment Agreement and related written consent of the Landlord, each to be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VAXCYTE, INC.

Date: September 7, 2023	By:	/s/ Andrew Guggenhime
Andrew Guggenhime
President and Chief Financial Officer